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                 [LETTERHEAD OF STROOCK & STROOCK & LAVAN LLP]



June 18, 2001


Orion Power Holdings, Inc.
7 East Redwood Street, 10th Floor
Baltimore, Maryland 21202

Ladies and Gentlemen:

We have acted as counsel to Orion Power Holdings, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance by the Company of $400,000,000 in aggregate principal amount of 12% Notes due 2010 (the "Notes").

We have examined copies of the Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") of the Company, as in effect on the date hereof, the Registration Statement and all exhibits thereto, the Indenture dated as of April 27, 2000 between the Company and Wilmington Trust Company, as trustee (the "Indenture") and such other records, documents, statutes and authorities, and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York, and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the federal laws of the United States of America (except for Federal Energy Regulatory Commission and Federal Power Act matters as to which we do not express any opinions), and the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that when the applicable provisions of the Securities Act of 1933, as amended, and such "Blue Sky" or other securities laws as may be applicable shall have been complied with, the Notes, when executed, authenticated and exchanged in accordance with the Indenture and as described in the Prospectus forming a part of the Registration Statement, will be legally issued and binding obligations of the Company.

The foregoing opinion is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and we express no opinion with respect to the availability of equitable remedies.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Company or any dealer in connection with the registration of the Notes under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP
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    STROOCK & STROOCK & LAVAN LLP